UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

April 9, 2007
Date of Report (Date of earliest event reported)

SUN NEW MEDIA, INC.
(Exact name of registrant as specified in its charter)

Minnesota	000-26347	410985135
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1120 Avenue of the Americas, 4th Floor, New York, NY 10036
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (888) 865-0901 x322

None
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01               Entry into a Material Definitive Agreement.

On April 9, 2007, Sun New Media, Inc. entered into agreement with Sun Media Investment Holdings (“SMIH”), the Registrant’s parent, to sell certain non-core assets in exchange for a total consideration of USD 4.15 million dollars.

The assets for sale are: Two real estate properties in Beijing; a 30% investment stake in Global Woman Multimedia Co. Ltd; and 100% of the share capital of Lifestyle Magazines Publishing Co. Ltd.  The Company has obtained independent valuations by third parties to determine the fair market value of the assets. All of the assets are either not profitable or marginally profitable.

According to the terms of the agreement, SMIH will satisfy the consideration of $4.15 million with 1 million shares of Validian Corp. (OTC:VLDI)(“Validian”), priced at USD $0.06, worth a total of USD 60,000; a U.S. promissory note originally issued to SMIH by Validian, worth USD 500,000; and 6 million shares of the Registrant’s own common stock held by SMIH.

The agreement is expected to be completed within the 30 days of the execution of the Agreement. Pending completion of the deal, the Registrant will regain and cancel 6 million Company shares, thereby reducing its outstanding share count.

Item 9.01               Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description

2.1	Term Sheet for the Sale and Purchase Agreement dated April 9, 2007

99.1	Press Release dated April 9, 2007 Announcing the Agreement Between SNMD and SMIH

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUN NEW MEDIA, INC.

(Registrant)

Date: April 13, 2007	By:	/s/ Jeffery Li
Mr. Jeffery Li Zhen, Chief Financial Officer